Exhibit 10.1(e)

Viatris Inc.
Value Creation Incentive Award

Performance-Based Restricted Stock Unit Award Agreement
Viatris Inc. (the “Company”) hereby grants to ROBERT J. COURY (the “Participant”), effective as of November 23, 2020 (the “Grant Date”), the performance-based restricted stock unit award (the “Performance RSUs”) as set forth in this Award Agreement. The Performance RSUs are subject to the terms and conditions set forth in this Award Agreement and in the Company’s 2020 Stock Incentive Plan (the “Plan”). In the event of any inconsistency between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall govern except to the extent specifically set forth herein. Capitalized terms used but not defined in this Award Agreement (including Exhibit A hereto) shall have the meanings ascribed to them in the Plan or the Participant’s employment agreement with the Company dated as of November 20, 2020 (the “Employment Agreement”), as applicable. Notwithstanding the foregoing, the Performance RSUs shall be subject to the terms of the Employment Agreement.
1.    Certain Terms of the Performance RSUs.

Total Number of Performance RSUs:	1,600,000
Performance Conditions and Vesting Schedule:
320,000 Performance RSUs (each, a “Performance Tranche”) will vest upon the achievement of (i) each of the Threshold Performance Condition, the Base Performance Condition, the Target Performance Condition, the Overachieve Performance Condition and the Stretch Performance Condition (each a “Performance Condition” and as defined in Exhibit A) and (ii) the Service Condition with respect to such Performance Tranche (as defined below) (the date on which a Performance Tranche vests, a “Vesting Date”)

Final Vesting Date:	December 30, 2025
2.    Grant. The Performance RSUs entitle the Participant, subject to the terms and conditions hereof (including Section 8 of this Award Agreement), to receive from the Company after each applicable Vesting Date a number of Shares equal to the applicable number of Performance RSUs earned upon the achievement of each applicable Performance Condition and Service Condition (the “Earned Shares”). As soon as practicable (but no later than 10 days) following the applicable Vesting Date, the Company shall issue or transfer the Earned Shares to the Participant, which shares shall not be subject to any further vesting requirements. The Company shall evidence the

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Shares by book entry. Any Performance RSUs that are not vested on the Final Vesting Date after giving effect to this Section 2, Section 5 or Section 6 shall be forfeited and shall not be eligible to vest under any other section of this Award Agreement, unless the Board and/or any committee thereof having authority over executive compensation considers other performance factors to determine otherwise.
3.    Performance Conditions. Except as otherwise provided in this Award Agreement, the Performance Condition shall be deemed satisfied with respect to each applicable Performance Tranche on the achievement of the Threshold Performance Condition, the Base Condition, the Target Performance Condition, the Overachieve Performance Condition and the Stretch Performance Condition, as applicable. The Performance Condition applicable to each Performance Tranche is set forth in Exhibit A.
4.    Service Vesting Condition. Notwithstanding any provisions to the contrary in the Plan, except as otherwise provided in Sections 5 or 6 of this Award Agreement, the vesting of the Performance RSUs shall be subject to the Participant’s continued employment or service with the Company or its subsidiaries or Affiliates through (a) in the case of the Performance RSUs subject to each of the Threshold Performance Condition, the Base Performance Condition and the Target Performance Condition, the first anniversary of the date of the achievement of the applicable Performance Condition (or, if earlier, the Final Vesting Date) and (b) in the case of the Performance RSUs subject to each of the Overachieve Performance Condition and the Stretch Performance Condition, the Final Vesting Date (the “Service Condition”).
5.    Change in Control. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control of the Company:
(a)    In the event the Performance RSUs are assumed or substituted in connection with the Change in Control, the Performance RSUs shall remain outstanding and shall continue to vest in accordance with the terms of this Award Agreement. For purposes of this Section 5, the Performance RSUs shall be considered assumed or substituted if, following the Change in Control, the Performance RSUs remain subject to the same terms and conditions that were applicable to the Performance RSUs immediately prior to the Change in Control (including vesting conditions), except that the Participant is instead entitled to receive publicly traded equity securities of the acquiring entity or the ultimate parent company which results from the Change in Control.
(b)     In the event the Performance RSUs are not assumed or substituted in connection with a Change in Control, all Performance RSUs shall immediately vest (collectively, the “CIC Earned Shares”). As soon as practicable (but no later than 10 days) following a Change in Control of the Company, the Company shall issue or transfer the CIC Earned Shares to the Participant.
6.    Termination of Employment. If the Participant experiences a termination of employment by the Participant with Good Reason, the Participant experiences a termination of employment by the Company without Cause or upon death

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or Disability (in each case, as defined in the Employment Agreement), all Performance RSUs shall immediately vest in full, and the Company shall issue or transfer to the Participant any Shares subject to such Performance RSUs as soon as practicable (but no later than 10 days) following such termination of employment.
7.    No Other Vesting or Settlement. The Performance RSUs shall not be vested or settled except as provided in Section 2, 5 or 6 of this Award Agreement, unless the Board and/or any committee thereof having authority over executive compensation considers other performance factors to determine otherwise.
8.    Expiration and Forfeiture. Any Performance RSUs that are not vested pursuant to Section 2, 5 or 6 of this Award Agreement shall be forfeited on the Final Vesting Date, unless the Board and/or any committee thereof having authority over executive compensation considers other performance factors to determine otherwise. Except as otherwise provided in Section 6 of this Award Agreement, in the event the Participant’s employment with the Company or its subsidiaries terminates for any reason at a time when any outstanding Performance RSUs are unvested, such Performance RSUs shall be immediately forfeited, unless the Board and/or any committee thereof having authority over executive compensation considers other performance factors to determine otherwise.
9.    Dividend Equivalents; Rights as Shareholder. The Performance RSUs shall accrue dividends in cash in the same amount as are paid with respect to Shares, and the Participant shall be paid such dividends at the time the corresponding Performance RSUs are settled pursuant to this Award Agreement. In the event any Performance RSUs are forfeited, the accrued dividend equivalents with respect to such Performance RSUs shall be forfeited. Except as otherwise provided in this Section 9 of this Award Agreement, the Participant shall have no rights as a shareholder with respect to the Shares covered by the Performance RSUs until the Participant shall become the holder of record with respect to any such Shares.
10.    Nontransferability. The Performance RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the Performance RSUs is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the Performance RSUs, the Participant’s right to such Performance RSUs shall be immediately forfeited to the Company, and this Award Agreement shall be null and void with respect to such Performance RSUs.
11.    Requirements of Law. The granting of the Performance RSUs and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

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12.    Administration. This Award Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan, as well as to any provision in the Participant’s employment agreement. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement.
13.    Continuation of Employment. This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with any right of the Company or any of its subsidiaries to terminate the Participant’s employment at any time.
14.    Plan; Prospectus and Related Documents; Electronic Delivery.
(a)    A copy of the Plan will be furnished upon written or oral request made to the Chief Human Resources Officer, Viatris Inc., 1000 Mylan Boulevard, Canonsburg, PA 15317, or at (724) 514-1533.
(b)    As required by applicable securities laws, the Company is delivering to the Participant a prospectus in connection with this Award, which delivery is being made electronically. The Participant can access the prospectus on the Merrill Lynch intranet system. A paper copy of the prospectus may also be obtained without charge by contacting the Human Relations Department at the address or telephone number listed above. By executing this Award Agreement, the Participant shall be deemed to have consented to receive the prospectus electronically.
(c)    By executing this Award Agreement, the Participant agrees and consents, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with the Performance RSUs and any other Awards granted to the Participant under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or internet site to which the Participant has access.
15.    Amendment, Modification, Suspension, and Termination. The Committee shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect the Participant’s Award in any way without the Participant’s written consent.
16.    Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of

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the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law, subject to any provision to the contrary in the Participant’s employment agreement.
17.    Entire Agreement. Except as set forth in Section 18 of this Award Agreement, this Award Agreement, the Plan, any provision of the Employment Agreement and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Performance RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.
18.    Compensation Recoupment Policy. Notwithstanding Section 17 of this Award Agreement, the Performance RSUs and Shares delivered or issued upon settlement of the Performance RSUs shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to the Participant and to Awards of this type as of the Grant Date.
19.    Section 409A of the Code. The delivery of Shares pursuant to this Award Agreement is intended to comply with Section 409A of the Code, and this Award Agreement shall be interpreted, operated and administered consistent with this intent. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of this Award Agreement under Section 409A of the Code or any other federal, state, local, foreign or other taxes. Tax consequences will depend, in part, upon the application of the relevant tax law to the relevant facts and circumstances. The Participant should consult a competent and independent tax advisor regarding the tax consequences of this Award Agreement.
20.    Limitation of Liability. The Participant agrees that any liability of the officers, the Committee and the Board of the Company to the Participant under this Award Agreement shall be limited to those actions or failure to take action which constitute self dealing, willful misconduct or recklessness.
21.    Agreement to Participate. By executing this Award Agreement, the Participant agrees to participate in the Plan, be subject to the provisions of this Award Agreement and to abide by all of the governing terms and provisions of the Plan and this Award Agreement, subject to any provision in the Participant’s employment agreement. Additionally, by executing this Award Agreement, the Participant acknowledges that he or she has reviewed the Plan and this Award Agreement, and he or she fully understands all of the rights under the Plan and this Award Agreement, the Company’s remedies if the Participant violates the terms of this Award Agreement, and all of the terms and conditions which may limit the Participant’s eligibility to retain and receive the Performance RSUs and/or Shares issued pursuant to the Plan and this Award Agreement, subject to any provision in the Participant’s employment agreement.

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Please refer any questions regarding the Performance RSUs to the Chief Human Resources Officer, Viatris Inc., 1000 Mylan Boulevard, Canonsburg, PA 15317, or at (724) 514-1533.
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This Award Agreement is executed on behalf of the Company and the Participant, effective as of the Grant Date set forth above.

Viatris Inc.,

By:	/s/ Brian Roman
Name: Brian Roman
Title: Global General Counsel

/s/ Robert J. Coury
Robert J. Coury

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EXHIBIT A

Performance Conditions
1.    The Performance Condition for each applicable Performance Tranche is set forth below:

Performance Tranche	Performance Condition
320,000 Performance RSUs	Absolute TSR of 25% (the “Threshold Performance Condition”)
320,000 Performance RSUs	Absolute TSR of 50% (the “Base Performance Condition”)
320,000 Performance RSUs	Absolute TSR of 75% (the “Target Performance Condition”)
320,000 Performance RSUs	Absolute TSR of 100% (the “Overachieve Performance Condition”)
320,000 Performance RSUs	Absolute TSR of 150% (the “Stretch Performance Condition”)

2.    Definitions. For purposes of this Exhibit A, the following terms have the meanings set forth below.
“Absolute TSR” means the internal rate of return to a holder of Shares from the Initial Share Price to the closing price of Shares on any applicable date (expressed as a percentage), inclusive of dividends and other distributions and adjusted for stock splits or similar changes in capital structure (as reported by Bloomberg L.P. or another recognized source). For purposes of this Award Agreement, an applicable Performance Condition shall be deemed achieved if the Absolute TSR equals or exceeds the applicable Performance Condition on any 10 trading days in any trailing 60 trading day period following the Grant Date and through the Final Vesting Date.
“Initial Share Price” means the closing price of the Shares on the NASDAQ National Market on the Grant Date.

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